    As filed with the Securities and Exchange Commission on January 23, 1996
                                                       Registration No. 33-_____

================================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              _________________

                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                              _________________

                        FIRST LIBERTY FINANCIAL CORP.
           (Exact Name of Registrant as Specified in Its Charter)

             GEORGIA                                            58-1680650
  (State or Other Jurisdiction                               (I.R.S. Employer
of Incorporation or Organization)                           Identification No.)

                   201 SECOND STREET, MACON, GEORGIA 31297
         (Address of Principal Executive Offices, including Zip Code)


    FIRST LIBERTY FINANCIAL CORP. NONQUALIFIED DEFERRED COMPENSATION PLAN
                          (Full Title of the Plan)


                              ________________


        RICHARD A. HILLS, JR.                                 COPY TO:
     EXECUTIVE VICE PRESIDENT
         AND GENERAL COUNSEL                           WILLIAM L. FLOYD, ESQ.
    FIRST LIBERTY FINANCIAL CORP.                     LONG, ALDRIDGE & NORMAN
   6491 PEACHTREE INDUSTRIAL BLVD.                   SUNTRUST PLAZA, SUITE 5300
        ATLANTA, GEORGIA 30360                          303 PEACHTREE STREET
(Name and Address of Agent For Service)                ATLANTA, GEORGIA 30308
            (770) 936-3252                                (404) 527-4010
(Telephone Number, Including Area Code,
        of Agent For Service)

                       CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                   Proposed              Proposed
       Title of                                     Maximum               Maximum
      Securities              Amount               Offering              Aggregate             Amount of
         to be                 to be               Price Per             Offering            Registration
      Registered            Registered              Share                 Price                  Fee
==============================================================================================================
 Deferred
 Compensation
 Obligations (1)        $2,000,000 (2)               100%              $2,000,000 (2)           $690.00
==============================================================================================================
 Common Stock,
 $1.00 par value
 per share              68,965 Shares (3)         $21.375 (4)          $1,474,127 (4)           $510.00 (4)
==============================================================================================================

(1) The Deferred Compensation Obligations are unsecured obligations of First Liberty Financial Corp. to pay deferred compensation in the future in accordance with the terms of the First Liberty Financial Corp. Nonqualified Deferred Compensation Plan (the "Plan").

(2)      Estimated solely for the purpose of determining the registration fee.

(3) The shares of Common Stock registered hereby represent the estimated number of shares which may be distributed by the Trust to participants in the Plan (the "Participants") in accordance with the terms of the Plan over the next five years. An undetermined number of additional shares may be issued, or the shares registered hereunder may be combined into an undetermined lesser number of shares, if the outstanding shares of the Common Stock of the Company are increased or decreased by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in Common Stock of the Company.

(4) The calculation of the registration fee is based on the anticipated number of shares of Common Stock which the Trust may distribute to Participants in accordance with the terms of the Plan over the next five years. The offering prices for such shares which may be distributed by the Trust in the future are not presently determinable. The offering prices for such shares are estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee and are based upon the average of the high and low prices of the Registrant's Common Stock on January 19, 1996 as reported in the consolidated reporting system.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by First Liberty Financial Corp. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995;

         (2)     The Company's Current Report on Form 8-K dated January 19,
                 1996; and

         (3)     The description of the Company's Common Stock as contained in
Item 1 of the Company's Registration Statement on Form 8-A (Registration No. 0-14417) as filed with the Commission on May 5, 1986.

         In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         The Plan allows Participants to submit elections to defer compensation, including elections as to the amount to be deferred and the timing and manner of distribution, before the start of the Plan year in which the compensation will be earned (or if later, before the first day of the calendar quarter coinciding with or next following the date the Participant first becomes eligible to participate in the Plan).

         The amount of compensation deferred by each Participant (the "Deferral Amount") represents an unsecured general obligation of the Registrant to pay deferred compensation (plus any net investment earnings attributable thereto) in the future in accordance with the terms of the Plan and the Trust Agreement between the Registrant and SunTrust Bank, Atlanta as trustee (the "Trustee") dated as of December 30, 1994 (the "Trust Agreement") thereunder. In the event of the insolvency of the Registrant, the trust fund established under the Trust Agreement (the "Trust") shall be subject to the claims of the general creditors of the Registrant. In such event, all Participants and beneficiaries shall constitute unsecured general creditors of the Registrant with respect to amounts otherwise payable thereunder and shall have no special or priority claim with respect to the assets held in the Trust.

         The Deferral Amount is determined in accordance with the Plan based on the Participant's elections. Subject to the provisions of the Plan relating to insolvency and to the terms of any elections made by a Participant, the

Deferral Amounts (plus any net investment earnings attributable thereto) will be payable as soon as practicable after the Participant terminates employment with or ceases to be a director of the Registrant and all of its affiliates.

         Under the Plan, certain Participants may elect to have their Deferral Amounts deemed to be invested in one or more investment funds available under the Plan. The Plan also permits (and in some cases requires) Participants' Deferral Amounts to be deemed to be invested in First Liberty Financial Corp. Common Stock, $1.00 par value ("FLFC Common Stock"). Each Participant under the Plan will have a separate Account (as such term is defined in the Plan), and each Participant's Account will be valued separately. Any earnings and realized and unrealized gains attributable to a Participant's Account shall be credited to such Account on a segregated basis, and any amounts distributed from, any realized losses incurred by, and any expenses and fees properly chargeable to, a Participant's Account shall be charged against such Account on a segregated basis.

         Except as set forth in the Plan, or as otherwise provided by applicable law, the interest of any person in the Plan, in the Trust, or in any distribution to be made under the Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Each Participant in the Plan has the right to designate a beneficiary (the "Beneficiary") to receive the balance, if any, of the Participant's Account at the time of the Participant's death and shall have the right at any time to revoke such designation or to substitute another such Beneficiary.

         The Registrant's Board of Directors and/or the committee appointed by the Board to administer the Plan (the "Committee") has the right to amend or terminate the Plan at any time and for any reason, provided, however, that no amendment or termination of the Plan shall reduce any Participant's rights or benefits accrued under the Plan before the date the amendment is adopted or the Plan is terminated, as appropriate, including the Participant's or Beneficiary's right to payment of the balance of his Account as of such date.

         SunTrust Bank, Atlanta has been appointed as Trustee pursuant to the Trust Agreement to take action with respect to amounts deferred under the Plan. Pursuant to the Trust Agreement, the Trustee shall be directed by the Committee with respect to the investment of Trust assets in accordance with the investment decisions of the Participants (and, if applicable, Beneficiaries), and the Trustee will follow such directions. Under the Plan, the Deferral Amounts may be payable in FLFC Common Stock.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

          Richard A. Hills, Jr., Esq. is Executive Vice President and General Counsel of First Liberty Financial Corp. Mr. Hills owns FLFC Common Stock and options to acquire FLFC Common Stock, the aggregate fair market value of which is in excess of $50,000.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "Georgia Code") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to a corporation or its shareholders for breach of their fiduciary duties as directors. The Section does not, however, authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his duties, any business opportunity of a corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Code or the articles of incorporation of a corporation. Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity.

         Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code govern the indemnification of directors and officers. Section 14-2-851 of the Georgia Code provides for indemnification of directors of a corporation for liability incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than actions brought as derivative actions by or in the right of a corporation) in which they may become involved by reason of being a director of a corporation. Section 14-2-851 also provides such indemnity for directors who, at the request of a corporation, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or another enterprise. The Section permits indemnification if the director acted in a manner which he believed in good faith to be in or not opposed to the best interest of a corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding. However, if the director is adjudged liable to a corporation in a derivative action or on the basis that personal benefit was improperly received, the director will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854.

         Section 14-2-852 of the Georgia Code provides that directors who are successful with respect to any claim against them are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Code Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

         Section 14-2-857 of the Georgia Code provides that an officer of a corporation (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852 as described above. In addition, a corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent authorized by its articles of incorporation, bylaws, the Board of Directors or by contract and to the extent such action is not inconsistent with public policy.

         The provisions of Section 11 of the Company's Amended Articles of Incorporation and Article VIII of the Company's Bylaws, as amended (the "Bylaws"), are similar in all substantive respects to those contained in
Section 14-2-202(b)(4) and in Sections 14-2-850 to 14-2-859, inclusive, of the Georgia Code outlined above.

         Officers and directors of the Company presently are covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged "wrongful act" including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The cost of such insurance is borne by the Company as permitted by the Bylaws of the Company and the laws of the State of Georgia.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

Exhibit
Number                                Description
------                                -----------
5                         Opinion of Richard A. Hills, Jr., Esq.

23.1                      Consent of Richard A. Hills, Jr., Esq. (filed as part of Exhibit 5)

23.2                      Consent of Coopers & Lybrand L.L.P.

24                        Powers of Attorney

ITEM 9.  UNDERTAKINGS.

         A.      RULE 415 OFFERING.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

THE REGISTRANT.

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Macon, State of Georgia, on January 19, 1996.

                                       FIRST LIBERTY FINANCIAL CORP.


                                       By: /s/ Robert F. Hatcher
                                           ------------------------------------
                                           Robert F. Hatcher
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on January 19, 1996.

         Signature
         ---------
                                                                             Title
                                                                             -----
 Thomas H. McCook*                                                  Chairman of the Board and
---------------------                                               Director
 Thomas H. McCook


/s/ Robert F. Hatcher                                               President and Chief Executive Officer
-------------------------                                           (Principal Executive Officer) and Director
Robert F. Hatcher

 F. Don Bradford*                                                   Director
-------------------------
 F. Don Bradford


 Richard W. Carpenter*                                              Director
-----------------------
 Richard W. Carpenter


 C. Lee Ellis*                                                      Director
-----------------------------
 C. Lee Ellis


 Melvin I. Kruger*                                                  Director
-------------------------
 Melvin I. Kruger


 Jo Slade Wilbanks*                                                 Director
-------------------------
 Jo Slade Wilbanks


 David L. Hall*                                                     Executive Vice President and Chief
----------------------------                                        Financial Officer (Principal Financial
 David L. Hall                                                      Officer and Principal Accounting Officer)


*By: /s/ Richard A. Hills, Jr.
     -------------------------
         Richard A. Hills, Jr.,
         As Attorney-in-Fact

                                 EXHIBIT INDEX



EXHIBIT                              DESCRIPTION
-------                              -----------
5                         Opinion of Richard A. Hills, Jr., Esq.

23.1                      Consent of Richard A. Hills, Jr., Esq. (filed as part of Exhibit 5)

23.2                      Consent of Coopers & Lybrand L.L.P.

24                        Powers of Attorney